EXHIBIT 23










                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-30473) pertaining to the Employee Stock Purchase Plan of Dixie Yarns, Inc., the Registration Statement (Form S-8 No. 33-59564), the Registration Statement (Form S-8 No. 33-42615) pertaining to the Incentive Stock Option Plan of Dixie Yarns, Inc., and Post-Effective Amendment Number 2 to the Registration Statements (Form S-8 No. 2-20604 and No. 2-56744) pertaining to the Employee Stock Purchase Plan and Employee Stock Option Plan of Dixie Yarns, Inc. of our report dated February 23, 1995, except for Note E, as to which the date is March 24, 1995, with respect to the consolidated financial statements and schedule of Dixie Yarns, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1994.






                                            ERNST & YOUNG LLP




Chattanooga, Tennessee
March 30, 1995